EXHIBIT 99

FOR RELEASE January 29, 2003

For more information contact:

Patrick Fahey, President and Chief Executive Officer — (206) 340-4727

Bette Floray, Chief Financial Officer - (206) 224-8711

PACIFIC NORTHWEST BANCORP

ANNOUNCES STOCK REPURCHASE PLAN

                Seattle, WA — January 29, 2003 — On January 28, 2003, the Board of Directors of Pacific Northwest Bancorp (Nasdaq: PNWB) authorized the purchase of up to 5% of its outstanding shares of common stock in the open market over the next twelve months.  “The Board of Directors believes that our stock represents a good investment opportunity.  The share repurchases will provide good use of capital and increase the returns for our shareholders,” said Patrick M. Fahey, President and Chief Executive Officer.  As of December 31, 2002, there were approximately 16.8 million shares of Pacific Northwest Bancorp common stock outstanding.

                Headquartered in Seattle, WA, Pacific Northwest Bancorp is a Washington based bank holding company providing financial services through its commercial bank subsidiary, Pacific Northwest Bank. Pacific Northwest Bank operates 58 Financial Centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington and Portland, Oregon. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific Northwest Financial Services, Inc. and insurance products available through its subsidiary, Pacific Northwest Insurance Agency Inc.  Press releases, along with additional information, may be found at PNWB’s web site: http://www.pnwbank.com.

                This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only at the date of this release.  PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission, including PNWB’s annual report on Form 10-K for the year ended December 31, 2001.